Exhibit 10.24

AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENTS

This Amendment to Restricted Stock Unit Agreements (this “Amendment”) is effective as of October 28th, 2026 (the “Effective Date”), by and between Mobileye Global Inc., a Delaware corporation (the “Corporation”), and Moran Shemesh Rojansky (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Employee are parties to certain Restricted Stock Unit Agreements for grants made prior to July 23, 2026, and particularly on October 31, 2023 (grant No. 00005712), July 10, 2024 (grant No. 00006371), July 10, 2025 (grant No. 00011936), and July 10, 2026 (grant No. 00013844) (each an “RSU Agreement” and, collectively, the “RSU Agreements”);

WHEREAS, the Corporation and the Employee have agreed to modify the RSU Agreements in certain respects with respect to RSUs which are unvested as of the Effective Date;

WHEREAS, the Corporation and the Employee desire to have the terms and conditions set forth in this Amendment supersede any conflicting terms and conditions set forth in the RSU Agreements; and

WHEREAS, any terms and conditions of the RSU Agreements that are not inconsistent with the terms and conditions set forth in this Amendment are understood and agreed to continue in full force and effect, without change.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the Corporation and the Employee, intending to be legally bound, hereby agree as follows:

1.Change in Control. Section 6 of each of the RSU Agreements is hereby amended by adding the following paragraph to the end thereof as set forth below:

Change in Control Double Trigger Acceleration:

Notwithstanding any terms or conditions set forth herein to the contrary, in the event that all the following events occur: (i) the first Change in Control occurring after the Effective Date (the “Applicable Change in Control”) occurs, (ii)  your employment is terminated by the Corporation or any Subsidiary without Cause (and without you being rehired by the Corporation or any Subsidiary as further described in this Section 6 above) or you voluntarily resign for Good Reason, in either case within three (3) months prior to the occurrence of the Applicable Change in Control (a “Pre-CIC Termination”) or eighteen (18) months following the occurrence of the Applicable Change in Control and (iii) you sign and do not revoke a Release, and such Release becomes effective within 60 days following the date your employment terminates, then each of your RSUs or any award received in exchange thereof in connection with the Applicable Change in Control which is unvested as of the date of termination shall fully accelerate and become fully vested on the date of effectiveness of the Release, provided that if such 60-day period spans two calendar years, such vesting shall occur on the first day of the later of such calendar years. In the case of a Pre-CIC Termination, such acceleration shall occur after the occurrence of the Applicable Change in Control and shall be subject to you signing and non-revocation of a bring-down Release at such time.

For the avoidance of doubt, the protection provided under this Section 6 is a one-time protection that applies only in connection with the Applicable Change in Control.  The 18-month period following the occurrence of an Applicable Change in Control shall commence on the date of the Applicable Change of Control and shall not restart, renew, extend or create any new protection period or otherwise give rise to any additional right or benefit under this Section 6 as a result of any subsequent Change in Control, whether or not you remain employed following the Applicable Change in Control.

Definitions:

“Change in Control” means any one or more of the following events:

(i)

any Person (or any group of Persons (as defined below) acting together which would constitute a “group” for purposes of Section 13(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates) representing greater than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below

(ii)

the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors of the Corporation (the “Board”): individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)

there is consummated a merger, amalgamation or consolidation of the Corporation with any other corporation or other entity, other than (I) a merger, amalgamation or consolidation (A) which results in the voting securities of the

Corporation outstanding immediately prior to such merger, amalgamation or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries at least fifty percent (50%) of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger, amalgamation or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Corporation, the entity surviving such merger, amalgamation or consolidation or, if the Corporation or the entity surviving such merger, amalgamation or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger, amalgamation or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates) representing greater than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities; or

(iv)

there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than (A) a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation following the completion of such transaction in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Corporation’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Cause” means the occurrence of any of the following events: (i) you commit a material breach of the Proprietary Information and Inventions Agreement, as shall be determined in the reasonable opinion of the Board, (ii) you commit a material breach of your Employment Agreement, RSU Agreements or this Amendment and for a period of 10 consecutive days fail to cure such breach (iii) you perform any act that entitles the Corporation or any Subsidiary to legally dismiss you without paying any severance pay in connection with such dismissal or (iv) you are convicted of a crime of moral turpitude or dishonesty.

“Good Reason” means the occurrence, without your express written consent, of any of the following events: (i) a material reduction in your title, duties, responsibilities or authority, or a material adverse change in your reporting relationships, (ii) a material reduction of your Salary, the Benefits, or any other material compensation or benefits as in effect on the Effective Date, or (iii) a reduction in your status to below 80% of full-time employment; provided, however, that no such event shall constitute Good Reason unless (x) you provide written notice to your employer of the existence of the condition giving rise to Good Reason within 30 days of the initial occurrence of such condition, (y) the Corporation or your employer fail to cure such condition within 30 days following receipt of such notice and (z) you terminate employment within 30 days following the expiration of the cure period.

“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

Notwithstanding the foregoing, for each RSU that constitutes deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Applicable Change in Control shall be deemed to have occurred under the Plan with respect to such RSU only if a change in the ownership or effective control of the Corporation or a change in ownership of a substantial portion of the assets of the Corporation shall also be deemed to have occurred under Section 409A of the Code.

Notwithstanding anything in this Amendment or the RSU Agreements to the contrary, if any payment or distribution to you pursuant to the RSU Agreements, this Amendment, or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (A) delivered in full or (B) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code.

In addition to the aforementioned, if upon the Applicable Change in Control unvested RSUs are to be cancelled for no consideration, all unvested RSUs as of closing of the Applicable Change in Control shall be fully accelerated immediately prior to such closing.

“Release” means a release of claims document in a form satisfactory to the Corporation and the applicable employing Subsidiary, such release shall include, among other things: (a) a general waiver and release of claims against the Corporation, its Subsidiaries and their respective officers, directors and employees,

(b) a confirmation that you have not breached, and an undertaking not to breach, any intellectual property obligations owed to the Corporation or any Subsidiary, (c) a confirmation that you have not breached, and an undertaking not to breach, any confidentiality obligations owed to the Corporation or any Subsidiary, (d) non-competition and non-solicitation undertakings of at least 12 months following end of employment, and (e) an acknowledgment that the acceleration of the RSUs constitutes additional consideration for the undertakings set forth in clauses (b) through (d) above, and that upon any material breach of such undertakings, the Corporation shall be entitled, without limiting any other remedy, to recover from you any shares issued upon settlement of the accelerated RSUs (or the net proceeds thereof, if sold or transferred) and to cancel any accelerated RSUs not yet settled.

2.Executive Transition. Section 6 of each of the RSU Agreements is hereby amended by adding the following paragraph to the end thereof (following the Change in Control paragraph added pursuant to Section 1 above) as set forth below:

Executive Transition Double Trigger Acceleration.

Notwithstanding any terms or conditions set forth herein to the contrary, in the event that all of the following occur (i) an Executive Transition occurs, (ii) your employment is terminated by the Corporation or any Subsidiary without Cause (and without you being rehired by the Corporation or any Subsidiary as further described in this Section 6 above) within 18 months following the occurrence of the Executive Transition and (iii) you sign and do not revoke the Release and such Release becomes effective within 60 days following the date your employment terminates, then each unvested RSU as of the date of termination shall fully accelerate and become fully vested on the date of effectiveness of the Release, provided that if such 60-day period spans two calendar years, such vesting shall occur on the first day of the later of such calendar years. For purposes of this Agreement, an “Executive Transition” means an event where the founder and Chief Executive Officer of the Corporation (the “CEO”) as of the Effective Date ceases to be the CEO for any reason.

3.Tax. The tax consequences of the amendments described above shall be borne solely by the Employee and the Employee agrees to bear such taxes and the Corporation or any Subsidiary (as defined in the RSU Agreements) shall be entitled to withhold all applicable taxes in connection with the RSUs, including as a result of the amendment to the terms of the existing RSUs as described above. It is clarified that the acceleration may impact the beneficial tax treatment under the trustee capital gains route. The Employee confirms that they have had the opportunity to receive legal and tax advice before executing this amendment.

4.Headings. The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Amendment.

5.Severability. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

6.Assignment. This Amendment shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns, and the Corporation shall require such successor or assign to expressly assume and agree to perform this Amendment in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Corporation (including this Amendment) whether by operation of law or otherwise. Neither this Amendment nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Amendment shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

7.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original copy and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CORPORATION

MOBILEYE GLOBAL INC.

By:	/s/ Amnon Shashua
Name:	Amnon Shashua
Title:	Chief Executive Officer and President

EMPLOYEE

By:	/s/ Moran Shemesh Rojansky
Name:	Moran Shemesh Rojansky